Exhibit 5.1
Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363
Tel: 404.322.6000 Fax: 404.322.6050
www.nelsonmullins.com
January 29, 2009
Roberts Realty Investors, Inc.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350

Re:	Roberts Realty Investors, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-138703)
Ladies and Gentlemen:
     We have acted as counsel to Roberts Realty Investors, Inc., a Georgia corporation (the “Company”), in connection with the Company’s post-effective amendment to its registration statement on Form S-8 (No. 333-138703) (the “Registration Statement”), filed on January 29, 2009 with the Securities and Exchange Commission pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 646,212 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). A portion of the Shares consists of up to 392,212 shares of common stock that are already covered by the Registration Statement, which became effective on November 14, 2006 and covered the issuance of up to 400,000 shares of common stock (7,788 of which have already been issued) that the Company has either issued or proposes to issue from time to time under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan (the “Plan”). The Shares also include up to 254,000 shares of common stock that the Company is registering under the post-effective amendment to the Registration Statement to cover additional shares of common stock that the Company may issue from time to time under the Plan, as amended effective January 27, 2009 pursuant to the antidilution provisions of the Plan to reflect the Company’s recent declaration of a special stock distribution of 0.647 of a share for each outstanding share, which distribution will be paid on January 29, 2009 to shareholders of record at the close of business on December 29, 2008. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement, as amended.
     As such counsel, and as a basis for the opinion hereinafter set forth, we have examined and are familiar with the articles of incorporation and bylaws of the Company (each as amended to date), and the minutes of the meetings of the shareholders and directors of the Company. In addition, we have made such investigations of law and have examined such certificates of public officials and officers of the Company and such other documents and records as we have deemed necessary for purposes of this opinion letter.
     We have relied on statements and representations of officers of the Company and other representatives of the Company and its agents. We have not independently established or verified any
Atlanta • Boston • Charleston • Charlotte • Columbia • Greenville • Myrtle Beach • Raleigh • Washington, DC • Winston-Salem

Roberts Realty Investors, Inc.
January 29, 2009

facts relevant to the opinion expressed herein. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures and the legal capacity and mental competence of natural persons.
     We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding paragraph was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the articles of incorporation of the Company, as amended. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based, as to matters of law, solely on the Georgia Business Corporation Code. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.
     Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that the Shares covered by the Registration Statement, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and nonassessable.
     This opinion letter is furnished to you, and is for your use in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion letter may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. This opinion letter speaks as of the date hereof. We make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur that could affect the opinion expressed herein.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated pursuant to the Securities Act.

Very truly yours,
/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP